FOR IMMEDIATE RELEASE

March 2, 2005

IPEC Holdings Inc. Reports Fourth Quarter 2004 Results; Strong cash flow enabled debt reduction of $1.0 million for the quarter

The Company has completed a debt refinancing package with Citizens Bank resulting in the formation of a $3.5 million Revolving Credit Facility, $1.5 million Term Loan and $1.0 million Multi-Draw Term Loan.

NEW CASTLE, PA, March 1, 2005. IPEC Holdings Inc. (“IPEC” or the “Company”) (OTC: IPEC) today announced its results for the fourth quarter and fiscal year ended December 31, 2004. Net income available to common shareholders for the fourth quarter and fiscal year ended December 31, 2004 was $0.04 and $0.17 per common share, respectively.

2004 FOURTH QUARTER FINANCIAL HIGHLIGHTS:

•	Net income available to common shareholders for the fourth quarter of 2004 increased significantly to $391,990 or $0.04 per common share from a net loss of ($192,699) or ($0.02) in the fourth quarter of 2003. The increase is primarily attributable to a growing customer base and the implementation of certain Company cost containment initiatives in the beginning of 2004.

•	Operating income for the fourth quarter of 2004 was $709,471; $881,450 higher than the operating loss of ($171,979) recorded for the fourth quarter of 2003.

•	Sales increased to $5.3 million versus $4.3 million for the comparable 2003 quarter, representing a 23% increase.

•	Strong quarterly free cash flow of $1.1 million (computed as cash flow from operations of $1.3 million less capital spending of $0.2 million) permitted the Company to retire $1.0 million of Company debt.

•	The Company remains financially sound with borrowing capacity plus cash on hand at over $3.1 million.

CAPITAL SPENDING

Capital spending for continuing operations totaled $1.8 million for each of the full years 2004 and 2003. The Company’s capital spending consists primarily of additional molds, presses and customer conversion equipment. In 2004, $0.9 million of the capital spending related to the construction of a 30,000 square foot warehouse addition to the Company’s Alabama production facility. For fiscal 2005, the Company projects maintenance-related capital spending to be $0.8 million with an additional $1.0 million for growth-related activities. Growth-related capital spending will ultimately be driven based on the Company’s prudent assessment of available market opportunities.

DEBT REFINANCING

On February 18, 2005, the Company acted in the capacity of Guarantor to consummate a debt refinancing package between its wholly-owned operating subsidiary, International Plastics and Equipment Corp., and Citizens Bank. The consummation of this transaction reduced the average interest rate from that of the refinanced debt; decreased required term principal debt payments by approximately $0.6 million over the subsequent twelve-month period, thus providing the Company additional flexibility in the use of its cash flows from operations for potential new product market entry opportunities; and removed the obligation of the Company to fund $0.4 million to a reserve fund over a sixty-month period as security against the Company’s $1.8 million letter of credit. The Company estimates that it will save approximately $0.1 million in interest expense during fiscal 2005 as a result of the refinancing assuming the existing capitalization structure of the Company remains unchanged.

COMPANY COMMENTS

Joseph Giordano, Jr., President of the Company, commented on the Company’s results by stating, “We are pleased by the positive execution of our key priorities in 2004 as demonstrated by our financial progress in nearly all key dimensions of our business. Going into 2005, we remain committed to positioning the Company to achieve further progress in our primary goal of increasing market share while providing industry leading service to our customer base. We believe that increasing sales among our product lines, accompanied with a continued focus on operational performance and customer satisfaction, should continue to deliver earnings growth to our shareholders while building stronger relationships and bringing added value to the customers we serve.”

EARNINGS PROJECTIONS

The Company projects 2005 fiscal earnings per common share to be between $0.20 - $0.23 cents per common share, barring the occurrence of any unforeseen or unusual conditions affecting the industry or IPEC.

ABOUT IPEC HOLDINGS INC.:

IPEC Holdings Inc. manufactures and sells tamper evident plastic closures through its wholly-owned operating subsidiary, International Plastics and Equipment Corp. These closures are predominantly used in the bottling of non-carbonated beverages including bottled water, milk and fruit and sports drinks. The Company also designs and manufactures equipment for the bottling industry. IPEC’s customer base primarily consists of dairy and bottled water manufacturers both domestically and internationally. The Company’s two principal manufacturing facilities are located in Pennsylvania and Alabama.

FOR ADDITIONAL INFORMATION CONTACT:

Shawn C. Fabry
Chief Financial Officer

185 Northgate Circle
New Castle, PA 16105
Website: www.ipec.biz
Phone: (724) 658-3004 x235
Fax: (724) 658-3054

FORWARD-LOOKING STATEMENTS:

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of IPEC that involve risks and uncertainties. Any statements that refer to the expectations or other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: volatile price or shortage of resin supply, credit risk, consolidation in our customer accounts, lack of synergies or perceived benefits in future acquisitions, uninsured operating conditions, adverse weather patterns, volatile and low trading volume Company stock, loss of key personnel, debt service and compliance concerns, competitor or industry technological developments, contamination or defects with our products and other factors discussed in IPEC’s most recent reports on Form 10-KSB, 10-QSB and 8-K. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in IPEC’s most recent reports on Form 10-KSB and Form 10-QSB, each as it may be amended from time to time. Any projections in this release are based on limited information currently available to IPEC, which is subject to change. Although such projections and the factors influencing them will likely change, IPEC will not necessarily update the information, since IPEC will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

IPEC HOLDINGS INC.
UNAUDITED FINANCIAL RESULTS

	Q4 04	Q4 03	YTD 04	YTD 03

Sales	$5,268,181	$4,270,399	$22,381,157	$16,395,664

Operating expenses:
Cost of goods sold	3,587,568	3,592,353	15,749,399	12,645,784
Selling	237,397	336,004	1,180,884	1,386,030
General and administrative	733,745	514,021	2,225,971	1,651,530

Operating expenses	4,558,710	4,442,378	19,156,254	15,683,344

Operating income	709,471	(171,979)	3,224,903	712,320

Non-operating expense:
Interest expense	78,882	144,579	414,167	598,922
Other expense (income)	(22,684)	(13,163)	12,812	(35,868)

Non-operating expenses	56,198	131,416	426,979	563,054

Income (loss) before taxes	653,273	(303,395)	2,797,924	149,266
Income taxes	261,283	(110,696)	1,119,144	62,195

Net income (loss)	$391,990	$(192,699)	$1,678,780	$87,071

Average Shares of Common Stock - Basic	9,972,912	9,972,912	9,972,912	9,972,912

Average Shares of Common Stock - Diluted	10,371,253	10,272,147	10,230,486	10,242,459

Basic Income (loss) Per Share	$0.04	$(0.02)	$0.17	$0.01

Diluted Income (loss) Per Share	$0.04	$(0.02)	$0.16	$0.01

Net Income Plus:
Interest Expense	78,882	144,579	414,167	598,922
Income Taxes	261,283	(110,696)	1,119,144	62,195
Dep. & amortization expense	440,945	452,990	1,767,990	1,738,371

EBITDA (a) (b)	$1,173,100	$294,174	$4,980,081	$2,486,559
EBITDA as a % of Sales (a) (b)	22%	7%	22%	15%

(a) EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b) EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA data is included because the Company understands that such information is used by certain investors and Company analysts.